Exhibit 99.1

TACTILE SYSTEMS TECHNOLOGY, INC. REPORTS FIRST QUARTER 2022 FINANCIAL RESULTS; REAFFIRMS FULL YEAR 2022 OUTLOOK

First Quarter Revenue Increased 12% Year-Over-Year

MINNEAPOLIS, MN, May 2, 2022 – Tactile Systems Technology, Inc. (“Tactile Medical”) (Nasdaq: TCMD), a medical technology company focused on developing medical devices for the treatment of patients with underserved chronic diseases at home, today reported financial results for the first quarter ended March 31, 2022.

First Quarter 2022 Summary:

●	Total revenue increased 12% year-over-year to $48.0 million, compared to $42.8 million in first quarter 2021.
●	Total revenue in first quarter 2022 included $7.3 million of revenue from sales of airway clearance products, which includes the AffloVest product line acquired on September 8, 2021.
●	Operating loss of $14.9 million, compared to operating loss of $4.1 million in first quarter 2021.
●	Non-GAAP operating loss of $5.4 million, compared to non-GAAP operating loss of $3.1 million in first quarter of 2021.
●	Net loss of $15.6 million, compared to net loss of $2.3 million in first quarter 2021.
●	Non-GAAP net loss of $8.4 million, compared to non-GAAP net loss of $1.5 million in first quarter of 2021.
●	Adjusted EBITDA loss of $2.6 million, compared to Adjusted EBITDA loss of $7,000 in first quarter 2021.

First Quarter 2022 Highlights:

●	On January 5, 2022, the Company announced the appointment of Valerie L. Asbury and D. Brent Shafer to the Company’s Board of Directors.
●	On February 18, 2022, the Company announced that the qui tam lawsuit filed by a competitor had been dropped and subsequently dismissed by a federal judge in Texas. Tactile Medical did not pay any damages, penalties or other compensation associated with the dismissal.

“During the first quarter, we were pleased to achieve overall sales performance that exceeded our expectations, while navigating the anticipated headwinds related to COVID variants and salesforce staffing challenges,” said Dan Reuvers, President and Chief Executive Officer of Tactile Medical. “While we saw high rates of patient, provider and employee absenteeism related to the Omicron variant surge, our team continued to make progress in supporting our existing prescribers, educating new accounts and filling key sales roles. The strength we saw in sales of our airway clearance products, which drove our increased revenue, was an encouraging early indicator that our AffloVest product line is an important addition to the other therapies chronic respiratory patients depend upon.”

Mr. Reuvers continued, “We are reaffirming our 2022 total revenue guidance today based on our progress to-date, and expect strong performance as our recently hired and promoted sales representatives become more productive and COVID-related headwinds give way to more normalized conditions. We remain focused on onboarding and training new sales representatives, leveraging our expanded base of prescribers, enhancing our lymphedema product portfolio and supporting our AffloVest channel partners. We believe that our continued execution with respect to these initiatives will position Tactile Medical for strong sales performance in 2022 and beyond as we address the needs of the millions of underserved patients living with lymphedema, bronchiectasis and other related chronic conditions.”

First Quarter 2022 Financial Results

Total revenue in the first quarter of 2022 increased $5.2 million, or 12%, to $48.0 million, compared to $42.8 million in the first quarter of 2021. The increase in total revenue was attributable to $7.3 million in sales of the airway clearance product line, which includes the AffloVest product acquired on September 8, 2021, partially offset by a decrease of $2.1 million, or 5%, in sales and rentals of the lymphedema product line in the quarter ended March 31, 2022, compared to the 2021 first quarter. First quarter 2022 revenue was negatively impacted by the prolonged recovery from COVID-19, including the resurgence due to the Omicron variant during the period, which resulted in restricted access to clinics and hospitals and disrupted the recovery in patient visits versus the pre-COVID environment. In addition, the challenging labor market impacted the Company’s ability to recruit and retain quality candidates for its direct sales force.

Gross profit in the first quarter of 2022 increased $3.6 million, or 12%, to $33.9 million, compared to $30.2 million in the first quarter of 2021. Gross margin was 70.6% of revenue, compared to 70.7% of revenue in the first quarter of 2021. Non-GAAP gross margin was 71.2% of revenue, compared to 70.7% of revenue in the first quarter of 2021.

Operating expenses in the first quarter of 2022 increased $14.4 million, or 42%, to $48.8 million, compared to $34.3 million in the first quarter of 2021. The increase in operating expenses was primarily driven by a:

●	$7.0 million increase in non-cash intangible asset amortization and non-cash earn-out expense due to an increase in the estimated fair value of the Company’s earn-out liability, as well as an increase in intangible asset amortization, associated with the AffloVest acquisition;
●	$5.1 million increase in sales and marketing expenses, largely due to increases in personnel- related compensation expense as a result of increased headcount, and travel related expenses;
●	$2.0 million increase in reimbursement, general and administrative expenses driven by increased occupancy costs, depreciation expense and legal fees, as well as an increase in personnel-related compensation expense as a result of increased headcount in our reimbursement operations, payer relations, and corporate functions; and
●	$0.3 million increase in research and development expenses.

Operating loss was $14.9 million in the first quarter of 2022, compared to $4.1 million in the first quarter of 2021. Non-GAAP operating loss in the first quarter of 2022 was $5.4 million, compared to $3.1 million in the first quarter of 2021.

Other expense was $0.5 million in the first quarter of 2022, compared to $10,000 in the first quarter of 2021. The change in other expense was primarily due to an increase in interest expense.

Income tax expense was $0.2 million in the first quarter of 2022, compared to an income tax benefit of $1.8 million in the first quarter of 2021. The difference is related to a full valuation allowance being recorded against all deferred tax assets in the current year period.

Net loss in the first quarter of 2022 was $15.6 million, or $0.78 per diluted share, compared to $2.3 million, or $0.12 per diluted share, in the first quarter of 2021. Non-GAAP net loss in the first quarter of 2022 was $8.4 million, compared to $1.5 million in the first quarter of 2021.

Weighted average shares used to compute diluted net loss per share was 19.9 million and 19.5 million in the first quarters of 2022 and 2021, respectively.

Adjusted EBITDA loss was $2.6 million in the first quarter of 2022, compared to an adjusted EBITDA loss of $7,000 in the first quarter of 2021.

Balance Sheet Summary

As of March 31, 2022, the Company had $21.2 million in cash and cash equivalents and $51.3 million of outstanding borrowings under its credit agreement, compared to $28.2 million in cash and cash equivalents and $55.0 million of outstanding borrowings under its credit agreement as of December 31, 2021.

2022 Financial Outlook

The Company continues to expect full year 2022 total revenue in the range of $235.0 million to $240.0 million, representing growth of approximately 13% to 15% year-over-year, compared to total revenue of $208.1 million in 2021.

Conference Call

Management will host a conference call at 5:00 p.m. Eastern Time on May 2, 2022, to discuss the results of the quarter with a question-and-answer session. Those who would like to participate may dial 877-407-3088 (201-389-0927 for international callers) and provide access code 13728512. A live webcast of the call will also be provided on the investor relations section of the Company's website at investors.tactilemedical.com.

For those unable to participate, a replay of the call will be available for two weeks at 877-660-6853 (201-612-7415 for international callers); access code 13728512. The webcast will be archived at investors.tactilemedical.com.

About Tactile Systems Technology, Inc. (DBA Tactile Medical)

Tactile Medical is a leader in developing and marketing at-home therapies for people suffering from underserved, chronic conditions including lymphedema, lipedema, chronic venous insufficiency and chronic pulmonary disease by helping them live better and care for themselves at home. The company collaborates with clinicians to expand clinical evidence, raise awareness, increase access to care, reduce overall healthcare costs and improve the quality of life for tens of thousands of patients each year.

Legal Notice Regarding Forward-Looking Statements

This release contains forward-looking statements. Forward-looking statements are generally identifiable by the use of words like “may,” “will,” “should,” “could,” “expect,” “anticipate,” “estimate,” “believe,” “intend,” “continue,” “confident,” “outlook,” “guidance,” “project,” “goals,” “look forward,” “poised,” “designed,” “plan,” “return,” “focused,” “prospects” or “remain” or the negative of these words or other variations on these words or comparable terminology. The reader is cautioned not to put undue reliance on these forward-looking statements, as these statements are subject to numerous factors and uncertainties outside of the Company’s control that can make such statements untrue, including, but not limited to, the impacts of the COVID-19 pandemic on the Company’s business, financial condition and results of operations; and the Company’s inability to mitigate such impacts, the adequacy of the Company’s liquidity to pursue its business objectives; the Company’s ability to obtain reimbursement from third party payers for its products; loss or retirement of key executives, including prior to identifying a successor; adverse economic conditions or intense competition; loss of a key supplier; entry of new competitors and products; adverse federal, state and local government regulation; technological obsolescence of the Company’s products; technical problems with the Company’s research and products; the Company’s ability to expand its business through strategic acquisitions; the Company’s ability to integrate acquisitions and related businesses; price increases for supplies and components; the effects of current and future U.S. and foreign trade policy and tariff actions; or the inability to carry out research, development and commercialization plans. In addition, other factors that could cause actual results to differ materially are discussed in the Company’s filings with the SEC. Investors and security holders are urged to read these documents free of charge on the SEC’s website at http://www.sec.gov. The Company undertakes no obligation to publicly update or revise its forward-looking statements as a result of new information, future events or otherwise.

Use of Non-GAAP Financial Measures

This press release includes the non-GAAP financial measures of Adjusted EBITDA loss, non-GAAP gross margin, non-GAAP operating loss, and non-GAAP net income (loss), which differ from financial measures calculated in accordance with U.S. generally accepted accounting principles (“GAAP”).

Adjusted EBITDA loss in this release represents net income or loss, plus interest expense, net, or less interest income, net, less income tax benefit or plus income tax expense, plus depreciation and amortization, plus stock-based compensation expense, plus litigation defense costs, plus or minus the change in fair value of earn-out, and plus executive transition costs. Non-GAAP gross margin in this release represents gross margin plus non-cash intangible amortization expense. Non-GAAP operating income (loss) in this release represents operating income (loss) adjusted for non-cash intangible amortization expense, change in fair value of earn-out, litigation defense costs and executive transition expenses. Non-GAAP net income (loss) represents net income (loss) adjusted for non-cash intangible amortization expense, change in fair value of earn-out, litigation defense costs and executive transition expenses and adjusted for the income tax effect on reconciling items. Reconciliations of these non-GAAP financial measures to their most directly comparable GAAP measures are included in this press release.

These non-GAAP financial measures are presented because the Company believes they are useful indicators of its operating performance. Management uses these measures principally as measures of the Company’s operating performance and for planning purposes, including the preparation of the Company’s annual operating plan and financial projections. The Company believes these measures are useful to investors as supplemental information and because they are frequently used by analysts, investors and other interested parties to evaluate companies in its industry. The Company also believes these non-GAAP financial measures are useful to its management and investors as a measure of comparative operating performance from period to period. In addition, Adjusted EBITDA is used as a performance metric in the Company’s compensation program.

The non-GAAP financial measures presented in this release should not be considered as an alternative to, or superior to, their respective GAAP financial measures, as measures of financial performance or cash flows from operations as a measure of liquidity, or any other performance measure derived in accordance with GAAP, and they should not be construed to imply that the Company’s future results will be unaffected by unusual or non-recurring items. In addition, Adjusted EBITDA is not intended to be a measure of free cash flow for management’s discretionary use, as it does not reflect certain cash requirements such as tax payments, debt service requirements, capital expenditures and certain other cash costs that may recur in the future. Adjusted EBITDA contains certain other limitations, including the failure to reflect our cash expenditures, cash requirements for working capital needs and cash costs to replace assets being depreciated and amortized. In evaluating non-GAAP financial measures, you should be aware that in the future the Company may incur expenses that are the same as or similar to some of the adjustments in this presentation. The Company’s presentation of non-GAAP financial measures should not be construed to imply that its future results will be unaffected by any such adjustments. Management compensates for these limitations by primarily relying on the Company’s GAAP results in addition to using non-GAAP financial measures on a supplemental basis. The Company’s definition of these non-GAAP financial measures is not necessarily comparable to other similarly titled captions of other companies due to different methods of calculation.

Tactile Systems Technology, Inc.
Condensed Consolidated Balance Sheets
(Unaudited)
	March 31,	December 31,
(In thousands, except share and per share data)	2022	2021
Assets
Current assets
Cash and cash equivalents	$21,150	$28,229
Accounts receivable	45,927	49,478
Net investment in leases	12,307	12,482
Inventories	19,479	19,217
Prepaid expenses and other current assets	4,374	4,141
Total current assets	103,237	113,547
Non-current assets
Property and equipment, net	6,330	6,750
Right of use operating lease assets	23,315	23,984
Intangible assets, net	53,169	54,081
Goodwill	31,063	31,063
Accounts receivable, non-current	13,577	12,847
Other non-current assets	2,321	1,998
Total non-current assets	129,775	130,723
Total assets	$233,012	$244,270
Liabilities and Stockholders' Equity
Current liabilities
Accounts payable	$6,200	$5,023
Note payable	2,964	2,960
Earn-out, current	9,150	3,250
Accrued payroll and related taxes	9,481	12,139
Accrued expenses	5,673	5,262
Income taxes payable	26	16
Operating lease liabilities	2,504	2,506
Other current liabilities	4,275	3,305
Total current liabilities	40,273	34,461
Non-current liabilities
Revolving line of credit, non-current	24,878	24,857
Note payable, non-current	23,199	26,933
Earn-out, non-current	3,500	2,950
Accrued warranty reserve, non-current	2,997	3,108
Income taxes payable, non-current	298	348
Operating lease liabilities, non-current	22,742	23,354
Deferred income taxes	147	32
Total non-current liabilities	77,761	81,582
Total liabilities	118,034	116,043

Stockholders’ equity:
Preferred stock, $0.001 par value, 50,000,000 shares authorized; none issued and outstanding as of March 31, 2022 and December 31, 2021	—	—
Common stock, $0.001 par value, 300,000,000 shares authorized; 19,939,843 shares issued and outstanding as of March 31, 2022; 19,877,786 shares issued and outstanding as of December 31, 2021	20	20
Additional paid-in capital	122,281	119,962
(Accumulated deficit) retained earnings	(7,323)	8,245
Total stockholders’ equity	114,978	128,227
Total liabilities and stockholders’ equity	$233,012	$244,270

Tactile Systems Technology, Inc.
Condensed Consolidated Statements of Operations
(Unaudited)

	Three Months Ended
	March 31,
(In thousands, except share and per share data)	2022	2021
Revenue
Sales revenue	$41,170	$36,125
Rental revenue	6,808	6,647
Total revenue	47,978	42,772
Cost of revenue
Cost of sales revenue	12,080	10,691
Cost of rental revenue	2,036	1,851
Total cost of revenue	14,116	12,542
Gross profit
Gross profit - sales revenue	29,090	25,434
Gross profit - rental revenue	4,772	4,796
Gross profit	33,862	30,230
Operating expenses
Sales and marketing	23,930	18,785
Research and development	1,520	1,270
Reimbursement, general and administrative	16,217	14,209
Intangible asset amortization and earn-out	7,096	50
Total operating expenses	48,763	34,314
Loss from operations	(14,901)	(4,084)
Other expense	(456)	(10)
Loss before income taxes	(15,357)	(4,094)
Income tax expense (benefit)	211	(1,828)
Net loss	$(15,568)	$(2,266)
Net loss per common share
Basic	$(0.78)	$(0.12)
Diluted	$(0.78)	$(0.12)
Weighted-average common shares used to compute net loss per common share
Basic	19,898,502	19,545,558
Diluted	19,898,502	19,545,558

Tactile Systems Technology, Inc.
Condensed Consolidated Statements of Cash Flows
(Unaudited)

	Three Months Ended March 31,
(In thousands)	2022	2021
Cash flows from operating activities
Net loss	$(15,568)	$(2,266)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	1,507	652
Deferred income taxes	115	(1,828)
Stock-based compensation expense	2,228	2,457
Change in fair value of earn-out liability	6,450	—
Changes in assets and liabilities, net of acquisition:
Accounts receivable	3,551	3,806
Net investment in leases	175	(546)
Inventories	(262)	(3,479)
Income taxes	(40)	—
Prepaid expenses and other assets	(556)	447
Right of use operating lease assets	55	49
Medicare accounts receivable, non-current	(730)	(1,294)
Accounts payable	1,177	5,022
Accrued payroll and related taxes	(2,658)	(3,041)
Accrued expenses and other liabilities	1,350	(779)
Net cash used in operating activities	(3,206)	(800)
Cash flows from investing activities
Purchases of property and equipment	(131)	(249)
Intangible assets expenditures	(44)	(62)
Net cash used in investing activities	(175)	(311)
Cash flows from financing activities
Payment on note payable	(3,750)	—
Payment of deferred debt issuance costs	(39)	—
Taxes paid for net share settlement of performance and restricted stock units	—	(1,115)
Proceeds from exercise of common stock options	91	1,296
Net cash (used in) provided by financing activities	(3,698)	181
Net decrease in cash and cash equivalents	(7,079)	(930)
Cash and cash equivalents – beginning of period	28,229	47,855
Cash and cash equivalents – end of period	$21,150	$46,925

Supplemental cash flow disclosure
Cash paid for interest	$413	$—
Cash paid for taxes	$12	$13
Capital expenditures incurred but not yet paid	$8	$133

The following table summarizes revenue by product line for the three months ended March 31, 2022 and 2021:

	Three Months Ended
	March 31,
(In thousands)	2022	2021
Revenue
Lymphedema products	$40,654	$42,772
Airway clearance products	7,324	—
Total	$47,978	$42,772

Percentage of total revenue
Lymphedema products	85%	100%
Airway clearance products	15%	— %
Total	100%	100%

The following table contains a reconciliation of gross margin to non-GAAP gross margin:

Tactile Systems Technology, Inc.
Reconciliation of Gross Margin to Non-GAAP Gross Margin
(Unaudited)

	Three Months Ended
	March 31,
(Dollars in thousands)	2022	2021
Gross profit, as reported	$33,862	$30,230
Gross margin, as reported	70.6%	70.7%
Reconciling items affecting gross margin:
Non-cash intangible amortization expense	$310	$10
Non-GAAP gross profit	$34,172	$30,240
Non-GAAP gross margin	71.2%	70.7%

The following table contains a reconciliation of GAAP operating income (loss) to non-GAAP operating income (loss):

Tactile Systems Technology, Inc.
Reconciliation of GAAP Operating Income (Loss) to Non-GAAP Operating Income (Loss)
(Unaudited)

	Three Months Ended
	March 31,
(Dollars in thousands)	2022	2021
GAAP operating loss	$(14,901)	$(4,084)
Reconciling items affecting operating loss:
Non-cash intangible amortization expense impacting gross profit	$310	$10
Non-cash intangible amortization expense impacting operating expenses	646	49
Change in fair value of earn-out	6,450	—
Litigation defense costs	2,104	867
Executive transition expenses	—	106
Non-GAAP operating loss:	$(5,391)	$(3,052)

The following table contains a reconciliation of GAAP net income (loss) to non-GAAP net income (loss):

Tactile Systems Technology, Inc.
Reconciliation of GAAP Net Income (Loss) to Non-GAAP Net Income (Loss)
(Unaudited)

	Three Months Ended
	March 31,
(Dollars in thousands)	2022	2021
GAAP net loss	$(15,568)	$(2,266)
Reconciling items affecting net loss:
Non-cash intangible amortization expense impacting gross profit	$310	$10
Non-cash intangible amortization expense impacting operating expenses	646	49
Change in fair value of earn-out	6,450	—
Litigation defense costs	2,104	867
Executive transition expenses	—	106
Income tax (expense) benefit on reconciling items*	(2,378)	(258)
Non-GAAP net loss	$(8,436)	$(1,492)
* The effect of income tax on the reconciling items is estimated using the Company's effective statutory tax rate.

The following table contains a reconciliation of net (loss) income to Adjusted EBITDA loss for the three months ended March 31, 2022 and 2021, as well as the dollar and percentage change between the comparable periods:

Tactile Systems Technology, Inc.
Reconciliation of Net Loss to Non-GAAP Adjusted EBITDA Loss
(Unaudited)

	Three Months Ended		Increase
	March 31,		(Decrease)
(Dollars in thousands)	2022	2021	$	%
Net loss	$(15,568)	$(2,266)	$(13,302)	N.M. %
Interest expense, net	456	5	451	N.M. %
Income tax expense (benefit)	211	(1,828)	2,039	(112)%
Depreciation and amortization	1,507	652	855	131%
Stock-based compensation	2,228	2,457	(229)	(9)%
Change in fair value of earn-out	6,450	—	6,450	—
Litigation defense costs	2,104	867	1,237	143%
Executive transition costs	—	106	(106)	(100)%
Adjusted EBITDA loss	$(2,612)	$(7)	$(2,605)	N.M. %

Investor Inquiries:

Mike Piccinino, CFA

ICR Westwicke

443-213-0500

investorrelations@tactilemedical.com